UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	01-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2011, Clean Harbors, Inc. (“Clean Harbors”), Clean Harbors Industrial Services Canada, Inc. (“Purchaser”), and Peak Energy Services Ltd. (“Peak”), signed an acquisition agreement dated as of April 5, 2011 (the “Acquisition Agreement”) which provides that, subject to the terms and conditions contained in the Acquisition Agreement, Clean Harbors will acquire Peak, which is a diversified energy services company. Through its various operating divisions, Peak provides drilling and production equipment and services to its customers in the conventional and unconventional oil and natural gas industries in western Canada and the United States, including the oil sands region of western Canada.  Peak also provides water technology solutions to a variety of customers throughout North America.  Peak employs approximately 900 people. Peak shares trade on the Toronto Stock Exchange under the symbol “PES.”

Under the terms of the Acquisition Agreement, Clean Harbors will pay approximately CAD $161 million in cash (CAD $0.95 for each Peak share other than the approximately 3.15% of Peak’s outstanding shares which Clean Harbors currently owns) including payments to holders of in-the-money Peak stock options, and assume Peak’s net debt which at March 31, 2011 is estimated to be approximately CAD $35 million. Clean Harbors plans to fund the purchase of Peak from its available cash.

The Acquisition Agreement provides that the acquisition will take place through a plan of arrangement (the “Plan of Arrangement”) which will be subject to approval by the Court of Queen’s Bench of Alberta. The acquisition is also subject to approval by regulators and Peak shareholders, as well as other customary closing conditions, and is expected to be completed during the second quarter of 2011.  Each of the directors and officers of Peak and Deans Knight Capital Management Ltd., collectively holding 53.6% of the issued and outstanding Peak shares, have entered into Voting and Lock-up Agreements with Clean Harbors pursuant to which such holders have agreed to vote such Peak shares in favor of the acquisition at the Peak shareholders’ meeting, expected to be held on May 25, 2011.

The Acquisition Agreement contains provisions that, among other things: (i) prohibit Peak from soliciting or initiating discussions regarding any other business combination or sale of material assets, subject to certain conditions; (ii) grant Clean Harbors the right to match competing unsolicited proposals; (iii) provide for a non-completion fee of CAD $5.3 million, plus reimbursement of expenses up to CAD $2.0 million, payable to Clean Harbors in certain circumstances if the Arrangement is not completed; and (iv) provide for a non-completion fee of CAD $3.0 million, plus reimbursement of expenses up to CAD $1.5 million, payable to Peak in certain circumstances if Clean Harbors is in material breach of its representations and warranties or covenants in the acquisition agreement.

Copies of the Acquisition Agreement (with the Plan of Arrangement attached as Schedule A thereto) and the Voting and Lock-up Agreements are filed as exhibits to this report and are incorporated herein by reference. The foregoing description of the terms of those agreements and the plan of arrangement is qualified in its entirety by reference to the full text of those Agreements and the Plan of Arrangement.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

2.7           Acquisition Agreement dated as of April 5, 2011, among Clean Harbors, Inc., Clean Harbors Industrial Services Canada, Inc., and Peak Energy Services Ltd. (including the Plan of Arrangement attached as Schedule A to such Agreement).

2.8           Form of Voting and Lock-Up Agreements made on April 5, 2011, between the executive officers and directors of Peak Energy Services Ltd., Clean Harbors, Inc., and Clean Harbors Industrial Services Canada, Inc.

2.9           Voting and Lock-Up Agreement made on April 5, 2011, between Deans Knight Capital Management Ltd., Clean Harbors, Inc., and Clean Harbors Industrial Services Canada, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

April 7, 2011	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer